Exhibit 10.2

EARTHLINK, INC.

Board of Directors Compensation Plan

Effective July 2008

1.               Retainers

a.               Each independent director receives a $35,000 annual retainer, paid semi-annually in advance ($17,500 following January Board meeting and $17,500 following July Board meeting).

b.              The Lead Director receives an additional $20,000 annual retainer, paid semi-annually in advance ($10,000 following the January Board meeting and $10,000 following the July Board meeting).

c.               The Leadership and Compensation Committee chair, the Corporate Governance and Nominating Committee chair and the Finance Committee chair each receive an additional $10,000 annual retainer, paid semi-annually in advance ($5,000 following January Board meeting and $5,000 following July Board meeting).

d.              The Audit Committee chair receives an additional $20,000 annual retainer, paid semi-annually in advance ($10,000 following January Board meeting and $10,000 following July Board meeting).

2.               Meeting Fees

a.               Each independent director is paid $1,000 for each full Board meeting and Committee meeting he or she attends in person and $500 for each full Board meeting and Committee meeting he or she attends telephonically.

3.               Restricted Stock Units

a.               Independent directors receive an initial grant when they join the Board of Restricted Stock Units (RSUs) valued at $45,000.

b.              Additionally, independent directors receive an annual grant of RSUs valued at $30,000 on the first business day of January of each year.

c.               Additionally, independent directors receive an annual grant of RSUs valued at $30,000 on the date of the July Board meeting each year.

d.              RSUs will vest one year from the date of grant, provided the director is serving as an independent director at that time, and upon vesting may be received in shares of stock or may be deferred into a deferred compensation plan.

i.      Note:  Each RSU is equal to one share of EarthLink stock.  Upon vesting, the RSUs may be received in shares of stock (in which case the recipient has taxable income equal to the value of the shares received on the date of vesting), or may be deferred into a deferred compensation plan where they continue to be equal to shares of EarthLink stock but where receipt and taxation may be deferred to later dates.

4.               Meeting Expenses

a.               EarthLink reimburses directors for their expenses incurred in attending Board of Directors and Committee meetings.

5.               Education Expenses

a.               EarthLink will pay up to $4,000 per year for program fees and associated travel expenses for each director to participate in one or more additional relevant director education programs.  In selecting director education programs, directors should consider general Board governance and specific Committee focus.

b.              Unused amounts will not carry over from year to year.